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                                                                         ANNEX C

                                                        Investment Banking Group
                                                          World Financial Center
                                                                     North Tower
                                                   New York, New York 10282-1325
                                                                    212-449-1000

(LOGO)

March 7, 1997

Board of Directors
Standard Federal Bancorporation
2600 West Big Beaver Road
Troy, Michigan 48084

Members of the Board:


Standard Federal Bancorporation and its wholly owned subsidiary Standard Federal Bank (together the "Company") and ABN-AMRO North America, Inc. (the "Acquiror) have entered into an agreement dated November 21, 1996 (the "Agreement") pursuant to which a subsidiary of the Acquiror will be merged into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock (the "Shares") will be converted, as more fully described in the Agreement, into the right to receive $59.00 in cash (the "Proposed Consideration"). The merger is to be considered and voted upon by the shareholders of the Company at a special shareholders' meeting to be held on April 17, 1997. The terms and conditions of the Acquisition are more fully set forth in the Agreement.


You have asked us whether, in our opinion, the Proposed Consideration is fair to the holders of Shares (other than the Acquiror or its affiliates) of the Company from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:


1. Reviewed the Company's Annual Reports, the Company's Annual Reports on Forms 10-K and related audited financial information for the three fiscal years ended December 31, 1996;



2. Reviewed ABN-AMRO Holding N.V.'s Annual Report and related financial information for the three fiscal years ended December 31, 1995 and ABN-AMRO Holding N.V.'s unaudited financial report and related financial information for the fiscal year ended December 31, 1996;


3. Reviewed certain information, including financial forecasts, relating to the business, earnings, assets and prospects of the Company furnished to us by the Company;

4. Conducted limited discussions with members of senior management of the Company concerning the business, earnings, assets and prospects and senior management's views as to future financial performance of the Company;

5. Reviewed the historical market prices and trading activity for the Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

6. Compared the results of operations of the Company with those of certain companies which we deemed to be relevant;

7. Compared the proposed financial terms of the Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

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8. Reviewed the Agreement and the Option Agreement;


9. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

For the purpose of this opinion, with your consent, we have excluded from our analysis the value of the supervisory goodwill litigation claim (the "Claim") held by the Company against the United States government given what we understand to be the inability to value this litigation claim as of the date hereof. In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to us for purposes of this opinion, and we have not assumed any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries (including, as noted above, the Claim), nor have we been furnished any such evaluation or appraisal. We have also assumed and relied upon the senior management of the Company referred to above as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefore) provided to us. In that regard, we have assumed with your consent that such forecasts, including without limitation financial forecasts and projections regarding underperforming and non-performing assets, net charge-offs and the adequacy of reserves, reflect the best currently available estimates and judgments of management as to the future financial performance of the Company. We are not experts in the evaluation of allowances for loan losses, and we have not made an independent evaluation of the adequacy of the allowance for loan losses of the Company nor have we reviewed any individual credit files, and we have assumed that the aggregate allowance for loan losses of the Company is adequate to cover such losses. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Our opinion has been rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approvals for the Merger.

We have been retained by the Board of Directors of the Company as an independent contractor to act as financial advisor to the Company with respect to the Merger and will receive a fee for our services. We have within the past two years provided financial advisory, investment banking and other services to the Company and the Acquiror and have received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of the Company and the Acquiror and their respective affiliates for our own account and the accounts of our customers, and we therefore may, from time to time, hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to the Board of Directors of the Company in connection with any matter relating to the Merger. This letter does not constitute a recommendation to any shareholders of the Company with respect to any approval of the Merger.

On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Proposed Consideration is fair to the holders of Shares (other than the Acquiror or its affiliates) of the Company from a financial point of view.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By: /s/ MICHAEL F. BARRY
    --------------------------------------------------------
    Director - Merrill Lynch & Co.
    Investment Banking Group

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